Exhibit 99.1

DIRTT Releases Q4 2019 and Full Year 2019 Financial Results

CALGARY, Alberta, Feb. 25, 2020 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we” or “us”) (TSX:DRT, NASDAQ: DRTT), an interior construction company that uses technology for client-driven design and manufacturing, today announced its financial results for the three months and twelve months ended December 31, 2019. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Fourth Quarter 2019

•	Revenue of $53.2 million

•	Gross Profit Margin of 25.3%

•	Adjusted Gross Profit Margin[1] of 33.4%

•	Net loss of $7.5 million or $(0.09)/share

•	Net loss margin of (14.2)%

•	Adjusted EBITDA[1] of $(3.4) million

•	Adjusted EBITDA Margin[1] of (6.4)%

Fiscal 2019

•	Revenue of $247.7 million

•	Gross Profit Margin of 34.9%

•	Adjusted Gross Profit Margin[1] of 39.5%

•	Net loss of $4.4 million or $(0.05)/share

•	Net loss margin of (1.8)%

•	Adjusted EBITDA[1] of $18.2 million

•	Adjusted EBITDA Margin[1] of 7.4%

Notes:	(1) See “Non-GAAP Financial Measures”. We have revised our calculations of Adjusted Gross Profit Margin and Adjusted EBITDA for the periods presented.

Management Commentary

“2019 was a strategically important year for DIRTT but also one that included challenges,” stated Kevin O’Meara, chief executive officer. “While we are confidently moving forward with the many sales and marketing and operational initiatives laid out in our strategic plan, we are still in the early stages of implementing that plan and continue to experience the effects of disruption in sales activity levels stemming from the distraction of significant management changes during 2018 on a long sales cycle combined with the immature and transitional state of our sales and marketing function. This adversely affected revenue in the fourth quarter, which was down sequentially from the third quarter of 2019. We have been experiencing a similar sequential percentage decrease in the first two months of 2020 relative to the first two months of the fourth quarter of 2019. Given the slower start to the year, 2020 may be a lower revenue year than 2019.

“We have a strong group of Distribution Partners that understand the road map and are dedicating time, money and effort behind our strategic plan. This is evidenced by the seven existing Distribution Partners with whom we recently developed a comprehensive plan to expand geographically and address currently underserved markets. These are strong partners who, in aggregate, generated 14% of DIRTT’s sales in 2019. Further, the majority of our extensive partner network is well positioned to continue driving small- to mid-size projects while we establish the internal capabilities that we expect, over time, will drive growth for us and our Distribution Partners through a pipeline of larger projects.

“In addition, we are encouraged by the results to date of our targeted approach to growing strategic national accounts, including discussions with new and existing accounts. The opportunities from these accounts often entail a multi-year sales effort and generally start with smaller projects, growing over time as the commercial relationship strengthens. We expect several small projects from new strategic accounts to commence in the second half of 2020. Finally, within our commercial function, we are hiring within our sales and marketing organization and remain committed to achieving our goal of filling all open positions by the end of 2020.

“Although it remains too early to quantify the impact that our progress will have on revenues for 2020, we are intently focused on exiting the year with the organizational foundation in place to support our strategic plan and achieve our financial targets for 2023, which call for revenue of $450 million to $550 million and an Adjusted EBITDA Margin of 18% - 22%.”

Steve Parry, board chair, added, “While the type of organizational transformation DIRTT is undergoing requires time and patience to execute, the Board is enthusiastic about the comprehensive strategic plan the company is implementing. We are confident that it is the right plan with the right management team to deliver on DIRTT’s significant potential within the interior construction market.”

Fourth Quarter Financial Review

Revenue for the fourth quarter of 2019 declined to $53.2 million compared to $74.4 million reported in the prior year period. In the fourth quarter, we experienced continued disruption in sales activity levels, particularly with respect to larger size projects, stemming from the distraction of significant management changes during 2018 on a long sales cycle combined with the immature and transitional state of our sales and marketing function. Comparatively, the fourth quarter of 2018 included two large projects, one in healthcare and one in commercial and totaling approximately $9.2 million, that were not replaced in 2019.

Correspondingly, gross profit for the fourth quarter of 2019 declined to $13.5 million from $27.6 million in the prior year period. Gross profit margin decreased to 25.3% in the fourth quarter from 37.1% in the prior year period.

Gross profit was impacted by approximately $2.2 million of costs due to abnormally low capacity utilization rates due to the decline in revenues. In December 2019 and into the first quarter of 2020, we began taking steps to address our excess labor capacity in these periods of lower activity with a combination of planned shutdowns during slower periods and a 14% head count reduction of factory employees. We will continue to monitor activity levels over the course of the year and adjust as necessary although we believe productivity and efficiency improvements will enable us to return to 2018 revenue levels without reinstating headcount.

Gross profit was also negatively impacted by an incremental $2.5 million provision. This provision specifically relates to certain non-structural timber projects installed between 2016 and 2019, with total project revenue of $1.7 million, which we recently determined may not meet certain building class fire retardant specifications under which they were sold. We have reserved a $2.5 million liability in the event removal and replacement of the timber is required, while at the same time we are investigating less costly solutions and potential recovery from third parties and our insurers.

Adjusted Gross Profit Margin, which excludes the costs of under-utilized capacity, decreased to 33.4% in the fourth quarter of 2019 compared to 40.2% in the prior year period, due primarily to the impact of the incremental timber provision and the impact of record revenues in the prior year on fixed costs relative to normal capacity utilization levels.

Sales and marketing expenses decreased to $8.0 million for the fourth quarter of 2019 from $10.5 million in the prior year period. The decline was caused by a combination of decreased commission expense on lower revenue and ongoing discipline to eliminate non-sales generating travel, meals and entertainment costs and expenses related to trade shows.

General and administrative expenses decreased to $6.6 million for the fourth quarter of 2019 from $7.1 million for the prior year period. Reduced personnel costs including a reduction in our provision for variable compensation was offset by $0.9 million of higher professional fees related to ongoing litigation.

Operations support expenses increased to $3.3 million for the fourth quarter of 2019 from $2.1 million in the prior year period largely due to investments in personnel and related travel costs to enhance project execution and better support Distribution Partners, consistent with our strategic plan.

Technology and development expenses increased to $1.9 million for the fourth quarter of 2019 from $1.1 million in the prior year period due primarily to reduced capitalization of salaries due to the current mix of projects as well as certain personnel costs that were previously classified as cost of sales of technical services in the prior year.

Net loss for the fourth quarter of 2019 was $7.5 million or $(0.09)/share compared to net income in the prior year period of $3.1 million or $0.04/share. The decrease reflects reduced gross profit as discussed above partially offset by impairment charges in 2018 that did not recur in 2019. Increased foreign exchange losses were substantially offset by income tax recoveries in the period. Net loss margin was (14.2)% for the fourth quarter of 2019.

Adjusted EBITDA and Adjusted EBITDA Margin for the three months ended December 31, 2019 decreased to a loss of $(3.4) million or (6.4)% from earnings of $10.2 million or 13.7% in the same period of 2018. In the current period, we revised our calculation of Adjusted EBITDA for the current and prior periods to exclude the impacts of foreign exchange on balance sheet monetary items to better reflect the performance and comparability of DIRTT’s underlying operations amongst periods.

Full Year Financial Review

Revenue for the year ended December 31, 2019 declined to $247.7 million from $274.7 million in the prior year period. The decrease reflects the continued effects of disruption in sales activity levels particularly as it relates to larger projects beginning in 2018 and carrying through 2019. This disruption stems from the distraction of significant management changes during 2018 on a long sales cycle combined with the immature and transitional state of our sales and marketing function, which limited our ability to take advantage of growth opportunities in our market for 2019. While we have a stable base of business of small- to mid-size projects, we are actively working to build the pipeline with our partners, and our new strategic accounts and large project teams.

Gross profit and gross profit margin decreased to $86.4 million and 34.9% respectively for the year ended December 31, 2019 from $107.0 million and 39.0%, respectively, in the prior year. The primary driver of the declines was the negative leverage on fixed costs as a result of lower revenue combined with the $2.5 million incremental timber provision, as previously discussed. Adjusted Gross Profit and Adjusted Gross Profit Margin decreased to $97.9 million and 39.5%, respectively, in 2019 from $116.5 million and 42.4%, respectively, in the prior year period. Excluded from Adjusted Gross Profit calculations in 2019 are $2.2 million of overhead costs associated with operating at abnormally low capacity levels, as described above.

Sales and marketing expenses declined to $33.9 million for the year ended December 31, 2019 from $40.6 million in the prior year period. Included in these expenses were $2.0 million of one time consulting costs related to the sales and marketing plan developed with the assistance of an internationally recognized consulting firm, offset by a $3.4 million reduction in commission expense on lower revenue, $2.6 million elimination of non-sales generating travel, meals and entertainment expenses and lower salary and benefit expenses due to reductions in sales and marketing headcount year over year.

General and administrative expenses decreased to $27.6 million for the year ended December 31, 2019 from $28.7 million in the prior year period. In 2019, personnel costs were lower as a result of reductions in headcount and variable compensation, offset by $2.6 million of costs related to the listing of our Common Shares on Nasdaq and $1.3 million in costs associated with ongoing litigation. Comparatively, in 2018, we incurred $2.1 million of costs related to proxy defense and certain special committee costs which did not reoccur in 2019.

Operations support expenses increased to $11.0 million for the year ended December 31, 2019, from $8.1 million for the prior year period. The increase is attributable to consultant costs of $1.1 million incurred to assist with the evaluation of current operations and to assist with the rectification of the tile warping issue and to increased personnel costs due to higher headcount to better support project execution and support of our Distribution Partners.

Technology and development expenses increased to $7.8 million for the year ended December 31, 2019, compared to $4.2 million for the prior year period. These increases are due to a $1.7 million decrease in capitalized salaries for the year ended December 31, 2019, as the current mix of projects undertaken by us included a higher portion of efforts related to business process improvements that were not eligible for capitalization. Additionally, we incurred additional salary and benefit costs of $0.7 million that were classified as cost of sales of technical services during the year ended December 31, 2018.

Net loss for the year ended December 31, 2019 was $4.4 million or $(0.05)/share vs. net income of $5.6 million or $0.07/share for the prior year period. The decline is primarily the result of an $20.6 million decrease in gross profit margin, $5.7 million of one-time costs, $1.3 million of litigation costs and a $4.5 million increase in foreign exchange loss. These cost increases were offset by a $3.4 million reduction in commission expenses, a $2.8 million reduction in reorganization expenditures, a $8.7 million impairment in 2018 with no impairments in 2019, a $2.1 million one-time cost in 2018 related to advisory and other costs associated with activist defense and special committee of the Board of Directors with no such costs in 2019, a $2.3 million reduction in income tax expense, and other operating expenditure reductions. Net loss margin was (1.8)% for the year ended December 31, 2019.

One-time costs in 2019 include $2.0 million related to the sales and marketing engagement, $2.6 million associated with the listing of our Common Shares on Nasdaq and $1.1 million of operations consulting costs.

Adjusted EBITDA and Adjusted EBITDA Margin for full year 2019 decreased to $18.2 million and 7.4% respectively from $39.1 million and 14.2%, respectively, in the full year 2018. This reflects an $18.6 million decrease in Adjusted Gross Profit, the $2.2 million costs of underutilized capacity, the impacts of one-time and litigation costs mentioned above, partially offset by ongoing cost reductions. As noted previously, in the current period, we changed our calculation of Adjusted EBITDA to exclude the impacts of foreign exchange on balance sheet monetary items to improve measurement of DIRTT’s underlying operations.

As of December 31, 2019, we held cash and cash equivalents of $47.2 million with no debt.

Conference call and webcast details

A conference call and webcast for the investment community is scheduled for Wednesday, February 26, 2020 at 8:00 a.m. MST (10:00 a.m. EST). The call and webcast will be hosted by Kevin O’Meara, chief executive officer, Geoff Krause, chief financial officer and Kim MacEachern, director of investor relations.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in 10 minutes prior to the start time. Click here to listen to the live webcast.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the call start.

A replay of the call and webcast will be available from 11:00 a.m. MST (1:00 p.m. EST) on February 26, 2020 until 9:59 p.m. MST (11:59 p.m. EST) on March 4, 2020.

•	By phone at +1-855-859-2056 with passcode 7242939

•	Online

•	On DIRTT’s website

Statement of Operations

The following unaudited table presents DIRTT’s consolidated statements of operations for the three-month periods ended December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018.

Unaudited	Three months ended December 31		Years ended December 31
($000’s)	2019	2018	2019	2018
Product revenue	52,222	73,056	240,659	266,434
Service revenue	976	1,384	7,076	8,247

Total revenue	53,198	74,440	247,735	274,681

Product cost of sales	37,011	45,903	153,128	161,844
Costs of under utilized capacity	2,240	—	2,240	—
Service cost of sales	482	918	5,943	5,828

Total cost of sales	39,733	46,821	161,311	167,672

Gross profit	13,465	27,619	86,424	107,009

Expenses
Sales and marketing	8,041	10,458	33,939	40,627
General and administrative	6,612	7,088	27,645	28,722
Operations support	3,266	2,136	11,037	8,069
Technology and development	1,937	1,128	7,818	4,176
Stock-based compensation	1,473	489	3,876	3,661
Reorganization	1,921	2,734	4,560	7,380
Impairment	—	2,582	—	8,680

Total operating expenses	23,250	26,615	88,875	101,315

Operating income (loss)	(9,785)	1,004	(2,451)	5,694
Foreign exchange (gain) loss	562	(2,409)	1,324	(3,214)
Interest income	(209)	(98)	(529)	(425)
Interest expense	54	202	131	503

	407	(2,305)	926	(3,136)

Income (loss) before tax	(10,192)	3,309	(3,377)	8,830

Income taxes
Current tax expense	(842)	(555)	1,064	2,178
Deferred tax expense (recovery)	(1,806)	721	(45)	1,102

	(2,648)	166	1,019	3,280

Net income (loss) for the year	(7,544)	3,143	(4,396)	5,550

Income (loss) per share
Basic and diluted income (loss) per share	(0.09)	0.04	(0.05)	0.07

Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

For the current year, we removed the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-on-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We have presented a reconciliation to our prior calculation of Adjusted EBITDA for all years presented. Additionally, in the current year, we have excluded from Adjusted Gross Profit costs associated with under-utilized capacity. Fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred.

Reorganization expenses, impairment expenses, depreciation and amortization, stock-based compensation, and foreign exchange are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit, as previously presented	Gross profit before deductions for depreciation and amortization

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA, as previously presented	EBITDA adjusted for non-cash foreign exchange gains or losses on debt revaluation; impairment expenses; stock-based compensation expense; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA	EBITDA adjusted for foreign exchange gains or losses; impairment expenses; stock-based compensation expense; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation for the three-month periods ended December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

Unaudited	Three months ended December 31,		Year ended December 31,
($ 000’s)	2019	2018	2019	2018
Net income (loss) for the period	(7,544)	3,143	(4,396)	5,550
Add back (deduct):
Interest Expense	54	202	131	503
Interest Income	(209)	(98)	(529)	(425)
Income Tax Expense	(2,648)	166	1,019	3,280
Depreciation and Amortization	2,982	3,357	12,242	13,699

EBITDA	(7,365)	6,770	8,467	22,607
Stock-based Compensation Expense (Recovery)	1,473	489	3,876	3,661
Foreign Exchange (Gain) Loss on Debt Revaluation	—	234	(211)	546
Reorganization Expense	1,921	2,734	4,560	7,380
Impairment Expense	—	2,582	—	8,680

Adjusted EBITDA, as previously presented	(3,971)	12,809	16,692	42,874
Other Foreign Exchange (Gains) Losses	562	(2,643)	1,535	(3,760)

Adjusted EBITDA	(3,409)	10,166	18,227	39,114

Net Income Margin	(14.2)%	4.2%	(1.8)%	2.0%

Adjusted EBITDA, Margin as previously presented	(7.5)%	17.2%	6.7%	15.6%

Adjusted EBITDA Margin	(6.4)%	13.7%	7.4%	14.2%

The following unaudited table presents a reconciliation for the three-month periods ended December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

Unaudited	Three months ended December 31,		Years ended December 31,
($ 000’s)	2019	2018	2019	2018
Gross Profit	13,465	27,619	86,424	107,009

Gross Profit Margin	25.3%	37.1%	34.9%	39.0%

Add: Depreciation and Amortization Expense	2,081	2,332	9,195	9,528

Adjusted Gross Profit, as previously presented	15,546	29,951	95,619	116,537
Add: Cost of under-utilized capacity	2,240	—	2,240	—

Adjusted Gross Profit	17,786	29,951	97,859	116,537

Adjusted Gross Profit Margin, as previously presented	29.2%	40.2%	38.6%	42.4%

Adjusted Gross Profit Margin	33.4%	40.2%	39.5%	42.4%

Special Note Regarding Forward-Looking Statements

Certain information and statements contained in this news release constitute “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and within the meaning of applicable Canadian securities laws. The Company hereby cautions investors about important factors that could cause the Company’s actual results or outcomes to differ materially from those projected in any Forward-Looking Information contained in this news release. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “target,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. In particular, this news release contains Forward-Looking Information with respect to, among other things, expected revenue in 2020; the ability of our partner network to generate future business; establishing internal capabilities that will drive growth for us and our Distribution Partners; opportunities generated from strategic national accounts, including the commencement of new projects in 2020; our ability to fill all open positions within our commercial function by the end of 2020; our ability to achieve our financial targets for 2023; our ability to return to 2018 revenue levels without reinstating headcount; and our ability to implement solutions for previous installations of non-structural timber projects and reduce our liabilities. Forward-Looking Information is based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. Forward-Looking Information necessarily involves unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Factors that could have a material effect on our business, financial condition, results of operations and growth prospects include, but are not limited to: competition in the interior construction industry; global economic, political and social conditions and financial markets; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; labor shortages and disruptions in our manufacturing facilities; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies of certain key components and materials; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other factors and risks described under the heading “Risk Factors” included in our Form 10-K filed with the Securities and Exchange Commission on February 25, 2020.

Since actual results or outcomes could differ materially from those expressed in the Forward-Looking Information provided by or on behalf of the Company, investors and others should not place undue reliance on any such Forward-Looking Information.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. DIRTT works with nearly 100 sales partners globally. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT.” For more information, visit dirtt.com/investors.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539